Exhibit 99.1

Great Elm Capital Corp. (“GECC”) Raises $15.0 Million of Equity

PALM BEACH GARDENS, Florida., August 27, 2025 – Great Elm Capital Corp. (the “Company” or “GECC”), (NASDAQ: GECC), a business development company, has issued approximately 1.3 million shares, representing 9.9% of the Company’s outstanding common stock, at $11.65 per share for gross proceeds of $15.0 million to an affiliate of Booker Smith, a newly appointed director of Great Elm Group, Inc., with extensive experience in corporate credit and real estate investing.

This transaction marks the latest step in GECC’s ongoing growth trajectory. Over the past 12 months, GECC has raised nearly $30 million of equity at net asset value, strengthening the Company’s balance sheet and providing additional scale to support its long-term investment strategy.

“This capital raise provides GECC with additional capital that can be leveraged to pursue attractive investment opportunities in today’s markets,” said Matt Kaplan, GECC’s Chief Executive Officer. “It is also a clear vote of confidence in the Company’s turnaround, which began in March 2022, and in the strength of the platform we have built.”

The additional capital bolsters GECC’s ability to execute on its investment strategy, which is focused on generating sustainable income and total return through investments in debt instruments, income-producing equity, and specialty finance businesses. The transaction underscores the alignment and support from long-term institutional investors who recognize the progress GECC has made over the past three years.

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses and CLOs.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, rising interest rates, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

Source: Great Elm Capital Corp.